Exhibit 10.1

The athenahealth Executive Incentive Plan

I.	Purpose – The purpose of the Executive Incentive Plan (the “Plan”) of athenahealth, Inc. (the “Company”) is to:
	a.	attract, retain, and motivate the highest quality executives;
b.

provide participants with a significant incentive that focuses their work efforts on the Company’s business strategy to maximize revenue, manage expenses, and enable the Company to produce long-term growth, thereby increasing its value to the Company’s shareholders; and

	c.	foster a cooperative teaching and learning environment that focuses on delivering shareholder value, providing the highest level of service to our clients, and respecting each other.
II.

Overview – The Plan has two parts, one for the Chief Executive Officer (the “CEO”) and another plan for the heads of the Corporate/Divisional areas. These plans are designed to reward the Company’s executives who satisfy the eligibility requirements of Section IV (each, a “Participant”) specifically for annual performance that furthers the Company’s business strategy. Individual award amounts are determined by the results of the overall Company results.  Awards are paid annually for the CEO Incentive and quarterly for the Corporate/Divisional Incentive.

III.	Plan Period – The Plan will be effective from the effective date set forth on the last page of this Plan through December 31st of the year in which that effective date occurs (the “Plan Period”).
	a.	For the CEO Incentive Plan payments of awards will be made annually and it is the intent of the Plan that the payment shall be paid within 73 days of the close of the Plan Period.
b.

For the Corporate/Divisional Incentive Plan payments of awards will be made quarterly and it is the intent of the Plan that payments for quarters 1, 2 and 3 be paid within 30 days of the close of that quarter.  In the case of the 4th Quarter award, it is the intent of the Plan that payments shall be paid within 73 days of the close of the Plan Period.

IV.	Plan Eligibility – In order to be considered eligible for an award under the Plan, a Participant must:
a.

on both September 30th during the Plan Period and the date on which the award is to be paid out (the “Award Date”), be an active regular full-time or regular part-time employee of the Company or one of its subsidiaries in one of the Cohorts listed in the Appendix to this Plan;

	b.	for the CEO Incentive Plan, be the Company’s named Chief Executive Officer;
	c.	for the Corporate/Divisional Incentive Plan, be a Senior Vice President or Executive Vice President in charge of a division of the Company or with Company-wide responsibilities;
	d.	not be a participant in another stand-alone incentive plan of the Company or any of its subsidiaries; and
	e.	not be on written or oral performance warning on the Award Date.

V.

Change of Control – Participants who are terminated as the result of a change in control of the Company, as determined in the sole and absolute discretion of the Company’s Board of Directors and Chief Executive Officer (the “CEO”), will be eligible for payment of awards pro-rated for that portion of the Plan Period during which he or she participated in the Plan prior to his or her termination.

VI.

Death – If a Participant’s employment is terminated by reason of death, that Participant shall cease to be a Participant in the Plan as of the date of death but will remain eligible for payment of an award pro-rated for that portion of the Plan Period during which he or she participated in the Plan prior to his or her death.  The award will be paid to the Participant’s estate or other legally designated beneficiary.

VII.

Disability/Retirement – If a Participant’s employment is terminated by reason of disability or retirement, he or she shall cease to be a Participant in the Plan on the effective date of such disability or retirement but will remain eligible for payment of an award pro-rated for that portion of the Plan Period during which he or she participated in the Plan prior to his or her disability or retirement.

VIII.

New Hires/Transfers In – An employee becomes a Participant upon being hired or transferred into a Plan-eligible position on or before September 30th during the Plan Period and qualifies for payment of an award as outlined in Section XIII, Individual Awards.

IX.

Promotions/Other Changes in Positions (to Eligible Positions) – An employee whose position changes (lateral transfer, promotion, etc.) within the Company to a position eligible for participation in the Plan during the Plan Period shall, if already a Participant, remain a Participant in the Plan and, if not already a Participant, become a Participant on the effective date of such promotion/change in position.  The employee shall be eligible for payment of an award using the target levels for his or her new position, pro-rated for that portion of the Plan Period during which he or she participates in the Plan in that new position.  If the employee was already a Participant, he or she will remain eligible for payment of an award using the target levels in effect prior to the change in position, pro-rated for that portion of the Plan Period during which he or she participated in the Plan in the prior position.

X.

Promotions/Other Changes in Positions (to Ineligible Positions) – A Participant whose position changes (lateral transfer, demotion, etc.) within the Company to a position ineligible for participation in the Plan during the Plan Period shall cease to be a Participant in the Plan on the effective date of such demotion/change in position, but will remain eligible for payment of an award pro-rated for that portion of the Plan Period during which he or she participated in the Plan prior to his or her demotion/change in position.

XI.

Termination – If a Participant’s employment with the Company is terminated prior to the Award Date other than due to death, disability, or retirement, he or she shall forfeit any unpaid awards.  This rule applies regardless of whether it was the Participant or the Company that terminated the employment and whether the termination was with or without cause.

XII.	Funding
a.

Overall Plan Funding – The Plan begins to fund as the Company starts to attain its threshold Corporate scorecard targets.  The Plan funds fully upon achievement of the Company’s corporate scorecard targets.  The funding of the Plan may be increased or decreased based on Company performance, as determined by the Compensation Committee of the Company, the Board of Directors, and the CEO in their absolute discretion.

b.

CEO Award Pool Funding – The Board of Directors in their absolute discretion will determine the criteria for the allocation of the Overall Plan Funding.  Performance is based on the level of Net Income.  Finance determines the level of awards based upon Net Income achievement and will make award recommendations to the Board of Directors, accordingly.

	c.	Payment – It is the Company’s intent to pay the Award Pool out fully, without reduction due to changes in the number of Participants between December 31 and the Award Date.
XIII.	Individual Awards –
	a.	CEO Award
		i.	The Board of Directors in their absolute discretion will determine the general criteria that apply to the allocation of the CEO Award.
		ii.	Participants are subject to maxima for awards as determined by the size of the Award Pool and/or guidelines allocated to the CEO.
			1.	The Participant will have performance targets set in relation to the division in which he or she works.
			2.	The Participant’s awards will be based on that Participant’s contribution to Corporate objectives as well as individual business goals.
			3.	Total cash compensation (base salary plus incentive award) is considered and may affect the final award.
		iii.	Actual awards will depend on the Company’s Net Income and the performance of the Participant.
		iv.	Final awards are subject to the approval of the Board of Directors.
		v.	Awards are paid in cash unless otherwise designated by the Board of Directors.
	b.	Corporate Awards
		i.	The CEO in his or her absolute discretion will determine the general criteria that apply to the allocation of individual awards.
		ii.	Participants are subject to maxima for awards as determined by the size of the Award Pool and/or guidelines allocated by the CEO.
			1.	Each Participant will have individual performance targets set in relation to the division in which he or she works.

			2.	Each Participant’s awards will be based on that Participant’s contribution to Company as well as individual business goals.
			3.	Total cash compensation (base salary plus incentive award) is considered and may affect the final awards.
		iii.	Actual awards will depend on the Company’s overall performance and the performance of the individual Participants.
		iv.	Final awards are subject to the approval of the CEO.
		v.	Awards are paid in cash unless otherwise designated by the CEO.
XIV.	Legal Statement
	a.	Employment and Governing Law – The Plan is subject to the laws of the Commonwealth of Massachusetts and does not imply any form of continued employment.
b.

Amending the Plan – This Plan may be subject to change in part or in whole without notice at the discretion of the Company’s Board of Directors and the CEO (the “Plan Administrators”).  The Plan Administrators also reserve the right to terminate the Plan at any time without notice.

c.

Tax Withholding – No part of any award shall be required to be delivered until the applicable Participant (or, if that Participant is deceased, his or her estate or legally appointed beneficiary) has had the full amount of required tax withholding due in connection with such award delivery withheld or has made other provisions satisfactory to the Company for the required tax withholding due in connection with such award delivery.

d.

Benefits – The award amounts may not be counted as part of any pension, retirement, or benefits plan unless specifically stated within the plan document of that particular pension, retirement, or benefits plan.

This Plan Document is effective 1/1/2011 and supersedes any prior annual incentive plan document

Appendix

2011 SVP Corporate Incentive Plan Targets and Weightings

Executive	Low (“Below” Rating)	Target (“Meets” Rating)	High (“Exceeds” Rating)	Corporate Weighting
Divisional Executives	40%	60%	70%	100%
Chief Operating Officer	50%	70%	80%	100%

Notes:

  The above table describes the levels and weightings by the Participant’s position.
  Actual awards are a factor of Company funding based on the performance of Company results against plan (the scorecard); and
  The Low, Target and High award percentages listed above are applicable to each Participant and are based upon their performance appraisal rating as determined by the CEO from the prior Plan Year.
  For every percentage point over (or under) the weighted Company target, the Participant’s Incentive target will increase (or in the case of being under target, decrease) by 2 percentage points for a maximum potential award of 100% of the eligible earned base salary.